                                                                    EXHIBIT 99.1

         CONTACT:                                  CONTACT:
         Stacie D. Byars                           Michael Cimini and
         Manager, Investor Relations               John Blackwell
         and Corporate Communications              Investor and Media Relations
         NeoRx Corporation                         Stern & Co.
         (206) 286-2508                            (212) 888-0044



          NEORX UPDATES SKELETAL TARGETED RADIOTHERAPY (STR) PHASE I/II
        TRIAL DATA--COMPLETE REMISSION RATES PROMISING; PHASE III TRIALS
                             AWAITING FDA RESPONSE--

SEATTLE, WA, December 4, 2000--NeoRx Corporation (Nasdaq: NERX) today announced that Sergio Giralt, M.D., of MD Anderson Cancer Center (Houston, TX) and co-principal investigator on the Company's phase I/II STR trial in multiple myeloma, reported that 28 of 65 patients evaluated to date for efficacy on all doses in the study were determined to be in complete remission. Three of these 28 patients were in complete remission when they entered the study and maintained that status after treatment. Treatment consisted of escalating doses of STR in combination with chemotherapy or chemotherapy plus total body irradiation. These results were reported at the American Society of Hematology meeting in San Francisco, CA. The Company cautions that results of phase I/II trials may not predict the results of phase III trials.

         "STR continues to show a very promising rate of complete remission in this fatal disease," said Dr. Giralt. "The true benefit of STR will be determined by the phase III trial comparing STR combined with melphalan chemotherapy at a dose of 200mg/m(squared) to the same dose of melphalan chemotherapy without STR."

Patients in the phase I/II study received escalating doses of STR in combination with one of two high-dose therapies that have been reported to produce equivalent rates of complete remission alone: melphalan chemotherapy at a dose of 200mg/m(squared), or melphalan 140mg/m(squared) plus total body irradiation. Excluding the 3 patients who entered the study in complete remission, 22 of 46 patients who received STR along with one of these high-dose therapies achieved complete remission. Sixteen patients were treated with escalating doses of STR in combination with melphalan 140mg/m(squared) without total body irradiation, a lower dose transplant regimen; 3 of these 16 patients had complete remissions.

In the phase I/II trial two methods were used to calculate the average dose to marrow. Using the more conservative calculation, some patients in the high dose STR groups, therefore, received 40Gy and others received 48Gy. Of the 32 patients treated in these high-dose groups, 10 of 18 evaluated to date had complete remission: 3 of 6 at the 40Gy dose and 7 of 12 at the 48Gy dose. The Company's phase III trials use the more conservative method (40Gy) to calculate average dose to marrow.

In a separate presentation at the meeting, Dr. Giralt also updated the safety data from the phase I/II STR study. There have been 22 cases of damage to the bladder wall observed to date. All of these cases occurred in patients who did not have continuous bladder irrigation as part of their STR treatment. None of the patients who had continuous bladder irrigation has shown bladder wall damage to date. All of NeoRx's current STR protocols mandate continuous bladder irrigation.

Four patients who experienced damage to the bladder wall developed a serious side effect, TTP/HUS (thrombotic thrombocytopenic purpura/hemolytic uremic syndrome), approximately 6 to 9 months after treatment. TTP/HUS is a complex syndrome with many potential triggering causes, and all four patients had at least two known potential triggers of TTP/HUS. An independent Data Safety Monitoring Board, established for NeoRx's STR phase III clinical trial in multiple myeloma, investigated these cases and recommended proceeding with the phase III study with modifications on monitoring and dose standardization. As previously reported, NeoRx has suspended accrual and treatment on its STR trials pending FDA review and receipt of FDA approval to proceed with the trials. The Company is working cooperatively with the FDA to resolve the matter as soon as possible.

For more information, please join the NeoRx Conference Call at 7:00 a.m. Pacific // 10:00 a.m. Eastern on Wednesday, December 6, 2000. The call in number is
(800) 818-5264, confirmation number 460314 -- or -- listen via our live webcast at www.vcall.com, or via our website at www.neorx.com. The conference call replay number is (888) 203-1112, Confirmation number 460314 and will remain available through December 15, 2000.



ABOUT NEORX

Seattle-based, NeoRx Corporation is developing innovative products designed to provide improved treatments for patients with cancer.

This release contains forward-looking statements relating to the development of the Company's products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress, costs and results of clinical trials, the availability, cost and timely delivery of materials and services from third party suppliers and collaborative partners, the satisfaction of regulatory requirements, and the receipt, timing, terms and conditions of required regulatory approvals. Reference is made to the Company's latest Quarterly Report on Form 10 - Q filed with the Securities and Exchange Commission for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Visit NeoRx at www.neorx.com. To receive NeoRx news releases via email, register at www.neorx.com/news/pr.html.


NeoRx is a registered trademark of NeoRx Corporation in the United States and/or foreign countries.


(c) 2000 NeoRx Corporation.  All Rights Reserved.